Exhibit 4.3
DESCRIPTION OF SECURITIES

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

The following summary of the material terms of the securities Altisource Portfolio Solutions S.A. (the “Company”, “Altisource”, “we”, “us” and “our”) is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our amended and restated articles of incorporation (our “Articles”), the Warrant Agreement and applicable Luxembourg law. We urge our public shareholders to read our Articles and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.
DESCRIPTION OF CAPITAL STOCK
General Matters
Authorized Capital Stock
Under our Articles, our board of directors has the authority (“capital autorisé”) until February 18, 2030 to issue up to 191,832,982 shares of capital stock, par value of US$0.01 per share, all of which are classified as common stock (“common stock”).
Common Stock
The holders of shares of Altisource common stock will be entitled to one vote for each share on all matters voted on by shareholders, and the holders of such shares will possess all voting power. Accordingly, the holders of the majority of the shares of Altisource common stock cast (excluding any abstentions, empty or invalid votes) at the shareholders’ meeting voting for the election of directors can elect all of the directors if they choose to do so. The holders of shares of Altisource common stock will be entitled to such dividends as may be proposed from time to time by our board of directors and approved by the shareholders’ meeting and, under Luxembourg law, cash dividends being subject to the Company having sufficient distributable profits and retained earnings from previous fiscal years or if the Company has freely distributable reserves. To date, Altisource has not paid any cash dividends on its common stock, and we have no current plans to pay cash dividends. Under Luxembourg law, cash dividends paid by a Luxembourg company are, as a general rule, subject to a 15% withholding tax (or 17.65% if the Luxembourg company bears the withholding tax cost), unless (i) the domestic withholding tax exemption or (ii) a reduced rate under the relevant double tax treaty applies.
Transfer Agent and Registrar
Our transfer agent and registrar for Altisource common stock is Equiniti Trust Company, formerly American Stock Transfer & Trust Company. The transfer agent and registrar’s address is 28 Liberty Street, Floor 53, New York, NY 10005.
Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “ASPS.”
Certain Anti-Takeover Considerations
General
While Altisource’s Articles do not contain many of the typical provisions that would be considered to have an anti-takeover effect, Altisource’s directors and executive officers held approximately 2.6% of the voting power of our outstanding voting stock as of December 31, 2025. Matthew Winkler, a member of our board of directors, is a Managing Director at Benefit Street Partners, LLC (“BSP”), which is an investment adviser registered with the U.S. Securities and Exchange Commission pursuant to the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). BSP serves, either directly or through one or more of its advisory affiliates, as the investment adviser to several funds that held in aggregate approximately 15.9% of the voting power of our outstanding voting stock as of December 31, 2025. Mary C. Hickok, a member of the board of directors, serves as Managing Director at Deer Park Road Management, LP (“Deer Park”), which is the investment manager for certain funds that that held in aggregate approximately 13.5% of the voting power of our outstanding voting stock as of December 31, 2025. Such concentration of voting power could discourage third parties from making proposals involving an acquisition of control of Altisource.
We set forth below a summary of certain provisions that possibly could impede or delay an acquisition of control of Altisource that our board of directors does not approve or otherwise support. We intend this summary to be an overview only and qualify it in its entirety by reference to the Articles, which we have filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2025 (our “2025 Form 10-K”), as well as the applicable provisions of Luxembourg law.
Number of Directors; Removal; Filling Vacancies
Our Articles provide that the number of directors on our board of directors shall not be less than three (whenever there is more than one shareholder), which is the legal minimum nor more than seven. Each member of our board of directors may be elected for a maximum (renewable) term of six years. Our Articles further provide that directors may be elected at a general meeting of shareholders by simple majority of the votes cast (excluding any abstentions, empty or invalid votes) by the shareholders present in person or represented by proxy at the meeting. A vacancy or a newly created directorship as proposed by our Board of Directors may be filled by our board of Directors on a provisional basis pending approval by shareholders at a shareholders’ meeting. Directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of Luxembourg law and our Articles or if the holders or proxies of all shares are present.
No Shareholder Action by Written Consent; Special Meetings
Our Articles provide that shareholders may take action at an annual or special shareholders’ meeting. Special meetings of shareholders may be called only if (1) our board of directors or its auditors deem it necessary; or (2) if shareholders holding together 10% or more of our share capital request it. Our Articles do not allow for shareholder action by written consent in lieu of a meeting.
Supermajority Vote for Certain Actions
Our Articles and Luxembourg company law provide that certain Altisource actions require the affirmative vote of shareholders holding at least 2/3 of the votes present/represented and majority quorum of at least 50% of the share capital represented at the shareholders’ meeting. Such actions include: any change to our Articles; any changes to the corporate purpose; any changes to the rights attached to shares; any increase in the share capital; the issuing of a new class of shares; and any merger, demerger or liquidation. If this quorum is not met at the first meeting, a second meeting, with the same agenda, may be called, in accordance with Luxembourg law, for which a quorum of 33 1/3% shall be required.
Indemnification of Directors and Officers
The following summary of material terms is qualified in its entirety by reference to the complete text of the statutes referred to below and our Articles.
Altisource shall indemnify its directors and officers unless the liability results from their gross negligence or willful misconduct. Our Articles make indemnification of directors and officers and advancement of expenses

(except in cases where Altisource is proceeding against an officer or director) to defend claims against directors and officers mandatory on the part of Altisource to the fullest extent allowed by law. Under our Articles, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed willful misconduct or a grossly negligent breach of his or her statutory duties as a director or officer. Luxembourg law permits Altisource, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Altisource Portfolio Solutions S.A. may obtain such insurance from one or more insurers.
Altisource also may enter into indemnification agreements with each of its directors and executive officers to provide for indemnification and expense advancement (except in cases where Altisource is proceeding against an officer or director) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. We expect any such agreement to provide that Altisource will indemnify each director and executive officer against claims arising out of such director or executive officer’s service to Altisource except (i) for any claim as to which the director or executive officer is adjudged in a final and non-appealable judgment to have committed willful misconduct or a grossly negligent breach of his duties or (ii) in the case of fraud or dishonesty by the director or executive officer. We also expect any such agreement to provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
Altisource’s board of directors (if a majority of the board is disinterested in the claim under which the officer or director is seeking indemnification) or an independent counsel will determine whether an indemnification payment or expense advance should be made in any particular instance and the executive officer or director seeking indemnification may challenge such determination. Indemnification and advancement of expenses generally will not be made in connection with proceedings brought by the indemnitee against Altisource.
DESCRIPTION OF THE WARRANTS
General
Our board of directors declared an issuance under Luxembourg Law, which is more commonly referred to as a distribution in the United States (the “Warrant Distribution”), of transferable warrants at no charge to record holders of the following Company securities (“Stakeholders”): (i) shares of common stock, (ii) restricted share units (“RSUs”), and (iii) the Company’s warrants to purchase shares of common stock at an exercise price of $0.01 per share (the “Penny Warrants”), in each case, as of 5:00 p.m., New York City time, on February 14, 2025 (such date and time, the “Distribution Record Date”). On April 3, 2025 (the “Warrant Distribution Date”), we issued to Stakeholders on the Distribution Record Date pursuant to a warrant agent agreement, between the Company and Equiniti Trust Company, LLC, as Warrant Agent, dated as of March 31, 2025 (the “Warrant Agreement”). The warrants issued pursuant to the Warrant Distribution consist of (i) warrants to purchase shares of common stock requiring cash settlement through the cash payment to the Company of the exercise price (the “Cash Exercise Warrants”) and (ii) warrants to purchase shares of common stock exercisable on a cashless basis (the “Net Settle Warrants”, and together with the Cash Exercise Warrants, the “Warrants” and each a “Warrant”).
The following description of the Warrants and the Warrant Agreement is only a brief summary and is qualified in its entirety by reference to the complete description of the terms of the Warrants set forth in the Warrant Agreement (including the Form of Warrant attached thereto), which has been filed as exhibit 4.2 to our 2025 Form 10-K.
Listing
The Warrants are listed on the NASDAQ Global Select Market. The Cash Exercise Warrants trade under the symbol “ASPSZ,” and the Net Settle Warrants trade under the symbol “ASPSW”.

Warrant Exercise Rate

Each Warrant represents the right to purchase from the Company 0.20313 shares of our common stock (the “Warrant Exercise Rate”) at an exercise price of $1.95 per Warrant (currently equal to $0.20313 per share of common stock) (the “Exercise Price”), payable in U.S. dollars with respect to the Cash Exercise Warrants and payable in shares of common stock with respect to the Net Settle Warrants as set forth in the Warrant Agreement. The Warrant Exercise Rate is subject to certain adjustments described in the “Anti-Dilution Adjustments” section below.
Expiration
Except as described below, (i) the Cash Exercise Warrants will expire and cease to be exercisable at 5:00 pm New York City time on April 2, 2029 (the “Cash Exercise Warrant Expiration Date”) and (ii) the Net Settle Warrants will expire and cease to be exercisable at 5:00 p.m. New York City time on April 30, 2032(the “Net Settle Warrant Expiration Date” and, together with the Cash Exercise Warrant Expiration Date, the “Expiration Date”).
Form and Transfer
The Company has issued the Warrants in uncertificated, direct registration form. Warrant holders are not entitled to receive physical certificates. Registration of ownership is maintained by the Warrant Agent. If you were a holder of record of common stock, RSUs or Penny Warrants as of the Distribution Record Date, the Warrant Agent issued a direct registration account statement representing those Warrants. The Warrants issued to persons that held common stock in “street name” through a bank, broker or other nominee on the Distribution Record Date are represented by a global security registered in the name of a depository, which will be the holder of all the Warrants represented by the global security. Those holders who own beneficial interests in a global Warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants.
Record owners of Warrants may transfer Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to transfer Warrants.
Exercise
All or any part of the Warrants may be exercised until 5:00 p.m. New York City time on the applicable Expiration Date by delivering a completed form of election to purchase shares of common stock, which contains certain representations by the holder of the Warrants, and payment of the Exercise Price in cash in the case of an exercise of Cash Exercise Warrants. Any such delivery that occurs on a day that is not a Business Day (as defined below) or is received after 5:00 p.m., New York City time, on any given Business Day will be deemed received and exercised on the next succeeding Business Day. Record owners of Warrants may exercise Warrants through the process established by the Warrant Agent. Indirect, “street name” holders of Warrants should contact their broker, bank or other intermediary for information on how to exercise Warrants. Notwithstanding the forgoing, RSU Holders may only exercise their warrants upon the vesting of the RSUs to which their Warrants relate.
The Net Settle Warrants may only be exercised on a cashless basis. Upon a “cashless exercise” of Net Settle Warrants, the holder of such Net Settle Warrants shall be entitled to receive a number of shares of common stock equal to the greater of (x) zero and (y) the quotient obtained by dividing [(A-B) * (C)] by (A), where:

(A)	=	the arithmetic average of the VWAPs for the five consecutive Trading Days ending on the Trading Day immediately preceding the Exercise Date;
(B)	=	the Implied Per Share Exercise Price; and
(C)	=	the product of (x) the number of Net Settle Warrants so exercised and (y) the Warrant Exercise Rate.

If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective as described under “Registration and Suspension” below; provided, however, that the Company shall use commercially reasonable efforts to allow holders to exercise Net Settle Warrants under Section 3(a)(9) of the Securities Act at any time a registration statement is not available for the cashless exercise of Net Settle Warrants. Upon delivery of shares of common stock upon exercise of Warrants (“Warrant Shares”), the Company will issue such whole number of Warrant Shares as the exercising Warrant holder is entitled to receive. If your Warrants are held through a broker, dealer, custodian bank or other nominee and you exercise your Warrants, your account at your nominee will be credited with those shares following the exercise of your Warrants. If you are a holder of record of our common stock and you exercise your Warrants, our transfer agent will issue a direct registration account statement representing those shares to you after the exercise of the Warrants.
A holder of Warrants (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates (such persons, the “Attribution Parties”)) may not exercise any portion of the Warrants held by such holder to the extent that such holder (together with its affiliates and Attribution Parties) would beneficially own more than 9.99% of the outstanding common stock immediately after exercise, excluding for purposes of such determination shares of common stock issuable upon (i) exercise of such Warrants which have not been exercised and (ii) exercise or conversion of the unexercised or nonconverted portion of any of our other securities subject to a limitation on conversion or exercise analogous to the limitation contained in the Warrants beneficially owned by the holder or any of its affiliates or Attribution Parties (the “Beneficial Ownership Limitation”); provided, however, the Beneficial Ownership Limitation may be waived by the holder of Warrants upon 61 days’ prior written notice to the Company. In addition, the Beneficial Ownership Limitation will not apply to persons that were greater than 9.99% beneficial owners at the time the Warrants were issued without taking into consideration any common stock that may be deemed to be beneficially owned by any such person as a result of the Warrants. No consideration or repayment will be made to any holder as a result of an inability to exercise a Warrant in whole or in part because of such ownership limitations. The terms “beneficial ownership” and “group” shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. For purposes of determining whether the Beneficial Ownership Limitation has been reached, a holder may rely on the number of outstanding shares of common stock reflected in (x) the Company’s most recent periodic or annual report filed with the SEC, (y) a more recent public announcement by the Company or (z) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of a holder, the Company shall within one Trading Day confirm in writing to the holder the number of shares of common stock then outstanding.
To the extent that the Beneficial Ownership Limitation applies, the determination of whether a Warrant is exercisable shall be in the sole discretion of the holder, and the submission of an Exercise Notice shall be deemed to be the holder’s determination that such Warrant is exercisable (in relation to other securities owned by the holder together with any affiliates and Attribution Parties) and how many Warrants are exercisable, and none of the Warrant Agent, the depositary, or the Company shall have any obligation to verify or confirm the accuracy of such determination and none of them shall have any liability for any error made by the holder or any other person. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
Amendment
The Warrant Agreement may be amended without the consent of any Warrant holder to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor company in any Business Combination (as defined in the Warrant Agreement), to postpone the applicable Expiration Date, to decrease the Exercise Price or increase the Warrant Exercise Rate, to provide that the Cash Exercise Warrants may, at the option of the holder, be exercised on a cashless basis, to provide that the Net Settle Warrants may, at the option of the holder, be exercised on a cash basis, to facilitate the exercise of Net Settle Warrants pursuant to Section 3(a)(9) of the Securities Act, to make any change that does not adversely affect the rights of any holder in any material respect, to provide for a calculation agent or a successor Warrant Agent, or to provide that the Warrants are exercisable for units of reference property in connection with any business combination. The consent of a majority in interest of the then-outstanding Cash Exercise Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Cash Exercise Warrants. The consent of a majority in interest of the then-outstanding Net Settle Warrants is required for any amendment that materially and adversely affects the interests of the holders of the then-outstanding Net Settle Warrants.
Registration and Suspension; Exercise of Net Settle Warrants using Section 3(a)(9)
The Company has agreed in the Warrant Agreement to use commercially reasonable efforts to cause a shelf registration statement to be filed pursuant to Rule 415 of the Securities Act as soon as reasonably practicable after the date of the Warrant Agreement, covering the issuance of shares of common stock to the Warrant holders upon exercise of the Warrants and to remain effective until the earlier of (i) such time as all Cash Exercise Warrants have been exercised and (ii) the Cash Exercise Warrant Expiration Date. To the extent the Company is no longer required to keep the Shelf Registration Statement effective because all Cash Exercise Warrants have been exercised or the Cash Exercise Warrant Expiration Date has passed, it shall use commercially reasonable efforts to permit the Net Settle Warrants to be exercised pursuant to the exemption from the registration provisions of the Securities Act contained in Section 3(a)(9) of the Securities Act, which would result in the issuance of freely tradable Warrant Shares. The Company may suspend the availability of the registration statement relating to the Warrants from time to time if our board of directors determines in the exercise of its reasonable judgment that such suspension is necessary, and the Company provides notice to the Warrant holders. If the registration is so suspended in the 15 consecutive-day period ending on and including the date on which the Cash Exercise Warrant Expiration Date would otherwise occur, then the Cash Exercise Warrant Expiration Date will be delayed for a number of days equal to the number of days during such period that the registration statement was suspended.
If a registration statement is not effective at any time or from time to time, the right to exercise Warrants shall be automatically suspended until such registration statement becomes effective (any such period, an “Exercise Suspension Period”); provided, however, that the Company shall use commercially reasonable efforts to allow holders to exercise Net Settle Warrants under Section 3(a)(9) of the Securities Act at any time a registration statement is not available for the cashless exercise of Net Settle Warrants. The Company shall provide notice by press release, with a copy to the Warrant Agent, of any Exercise Suspension Period. If the Cash Exercise Warrant Expiration Date would otherwise fall in an Exercise Suspension Period, notwithstanding anything to the contrary in the Warrant, the Cash Exercise Warrant Expiration Date shall be extended by the number of days comprised in such Exercise Suspension Period.
Other
A holder of unexercised Warrants, in his, her or its capacity as such, is not entitled to any rights of a holder of shares of common stock, including, without limitation, the right to vote or to receive dividends or other distributions.
Anti-dilution Adjustments
The Warrant Exercise Rate shall be subject to adjustment, without duplication, as follows, except that the Company shall not make any such adjustments if each Warrant holder has the opportunity to participate, at the same time and upon the same terms as holders of the shares of common stock and solely as a result of holding the Warrants in any of the transactions described below, without having to exercise such holder’s Warrants, as if such holder held a number of shares of common stock equal to the product (rounded down to the nearest whole multiple of a share of common stock) of (i) the Warrant Exercise Rate in effect on the record date for such transaction and (ii) the number of Warrants held by it on such record date. Certain capitalized terms used in the adjustment provisions below are defined below under the heading “Certain Definitions.”
(a)Stock Dividends, Splits, Subdivisions, Reclassifications and Combinations. If the Company shall (i) exclusively issue shares of common stock to all or substantially all holders of common stock as a dividend or distribution on shares of the common stock, (ii) subdivide or reclassify the issued and outstanding shares of common stock into a greater number of shares, or (iii) combine, consolidate or reclassify the issued and outstanding shares of common stock into a smaller number of shares, then the Warrant Exercise Rate shall be adjusted based on the following formula:
WER1 = WER0 × (OS1 ÷ OS0)
where:

WER1	=
the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution, or at the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

WER0	=
the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution, or immediately prior to open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable;

OS1	=	the number of shares of common stock outstanding immediately after giving effect to such dividend, distribution, subdivision, combination, consolidation or reclassification, as applicable;
OS0	=
the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution or immediately prior to the open of business on the effective date of such subdivision, combination, consolidation or reclassification, as applicable (before giving effect to any such dividend, distribution, or subdivision, consolidation, combination or reclassification, as applicable).

Any adjustment made under this provision shall become effective at the open of business on such Ex-Date for such dividend or distribution, or at the open of business on the effective date for such subdivision, consolidation, combination or reclassification, as applicable. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution, subdivision, consolidation, combination or reclassification of the type described in this provision but such dividend, distribution, subdivision, consolidation, combination or reclassification is not so paid or made, the Warrant Exercise Rate shall be readjusted, effective as of the date board of directors determines not to pay or make such dividend or distribution, subdivision, consolidation, combination or reclassification, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(b)Rights Issues. If the Company at any time while Warrants are outstanding issues to all or substantially all holders of the common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the common stock at a price per share that is less than the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of such issuance, the Warrant Exercise Rate shall be increased based on the following formula:
WER1 = WER0 × ((OS0 + X) ÷ (OS0 + Y))
where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such issuance;
WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;
OS0	=	the number of shares of common stock outstanding immediately prior to the open of business on the Ex-Date for such issuance;

X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=
the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any adjustment to the Warrant Exercise Rate made under this provision shall be made whenever any such rights, options or warrants are issued and shall become effective at the open of business on the Ex-Date for such issuance. To the extent that shares of the common stock are not delivered after the expiration of such rights, options or warrants, the Warrant Exercise Rate shall be decreased to the Warrant Exercise Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If an adjustment to the Warrant Exercise Rate is made in respect of any such issuance of rights, options or warrants but such rights, options or warrants are not so issued, the Warrant Exercise Rate shall be readjusted, effective as of the date our board of directors determines not to issue such rights, options or warrants, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
For purposes of this provision, in determining whether any rights, options or warrants entitle the holders of the common stock to subscribe for or purchase shares of the common stock at less than such arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.
(c)Other Distributions and Spin-Offs.
(i)Distributions Other than Spin-Offs. If the Company makes a distribution to all or substantially all holders of its common stock, of its Capital Stock, evidences of indebtedness, other assets or property of the Company, or rights, options or warrants to acquire its Capital Stock or other securities, excluding:
(1) any dividends, distributions or issuances described in the provisions above;
(2)any dividends or distributions paid exclusively in cash described in the provisions below;
(3)any dividends or distributions in connection with a business combination, reclassification, change, consolidation, conveyance, transfer, sale, lease or other disposition resulting in the change in the securities or property receivable upon the exercise of a warrant as described below under the heading “Business Combinations and Reorganizations”;
(4)any rights issued pursuant to a shareholders’ rights plan adopted by the Company, other than as described in clause (d) (Shareholder Rights Plan) below; and
(5)any Spin-Offs described below,
then the Warrant Exercise Rate shall be increased based on the following formula:
WER1 = WER0 × (SP0 ÷ (SP0 - FMV))
where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such distribution;
WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such issuance;
SP0	=
the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of ten consecutive Trading Days immediately preceding the Ex-Date for such distribution; and

FMV	=
the Fair Market Value, as of the open of business on the Ex-Date for such distribution, of the shares of Capital Stock, evidences of indebtedness, assets or property of the Company, cash, rights or warrants distributed with respect to each outstanding share of common stock.

Notwithstanding the foregoing, in the event the calculation of SP0 – FMV results in zero or a negative number, the value of SP0 - FMV shall be deemed to be $0.01. Any adjustment to the Warrant Exercise Rate under this provision shall become effective at the open of business on the Ex-Date for such distribution.
(ii)Spin-Offs. With respect to an adjustment pursuant to this provision where there has been a payment of a dividend or other distribution by the Company to all or substantially all holders of its common stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Company that will be, upon distribution, listed or quoted on a U.S. national or regional securities exchange (a “Spin-Off”), then the Warrant Exercise Rate shall be increased based on the following formula:
WER1 = WER0 × ((FMV + SP0) ÷ SP0)
where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date of the Spin-Off;
WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date of the Spin-Off;
FMV	=
the arithmetic average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the common stock applicable to one share of common stock on each day which is a Trading Day for both the common stock and the Capital Stock or similar equity interest so distributed (each, a “Valuation Trading Day”) comprised in the period of 10 consecutive Valuation Trading Days commencing on the Ex-Date for such Spin-Off (or, if such Ex-Date is not a Valuation Trading Day, commencing on the immediately following Valuation Trading Day) (such period, the “Valuation Period”); and

SP0	=	the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the Valuation Period.

Any adjustment to the Warrant Exercise Rate under this provision shall be made immediately after the close of business on the last day of the Valuation Period, but shall become effective at the open of business on the Ex-Date for the Spin-Off.
If an adjustment to the Warrant Exercise Rate is made in respect of any distribution of the type described in this clause (c) (Other Distributions and Spin-Offs) but such distribution is not so made, the Warrant Exercise Rate shall be readjusted, effective as of the date our board of directors determines not to make such distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(d)Cash Dividends or Distributions. If any cash dividend or distribution is paid to all or substantially all holders of common stock, then the Warrant Exercise Rate shall be increased based on the following formula:

WER1 = WER0 × (SP0 ÷ (SP0 – C))
where:

WER1	=	the Warrant Exercise Rate in effect at the open of business on the Ex-Date for such dividend or distribution; and
WER0	=	the Warrant Exercise Rate in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;
SP0	=
the arithmetic average of the Last Reported Sale Prices of the common stock on each Trading Day comprised in the period of 10 consecutive Trading Days immediately preceding the Ex-Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of the common stock;

Notwithstanding the foregoing, in the event the calculation of SP0 – C results in zero or a negative number, the value of SP0 – C shall be deemed to be $0.01. Any adjustment to the Warrant Exercise Rate made under this provision shall become effective at the open of business on the Ex-Date for such dividend or distribution. If an adjustment to the Warrant Exercise Rate is made in respect of any dividend or distribution of the type described in this provision but such dividend or distribution is not so paid, the Warrant Exercise Rate shall be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the Warrant Exercise Rate that would then be in effect at such time had no such adjustment been made.
(e)Shareholder Rights Plan. If the Company has a shareholder rights plan in effect upon exercise hereof, each share of common stock, if any, issued upon such exercise shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the common stock issued upon such exercise shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any exercise, the rights have separated from the shares of common stock in accordance with the provisions of the applicable shareholder rights plan so that the holders of Warrants would not be entitled to receive any rights in respect of common stock, if any, issuable upon exercise, the Warrant Exercise Rate shall be adjusted at the time of separation as if the Company had made a distribution to all holders of its common stock as provided in clause (c)(i) (Distributions Other than Spin-Offs) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
All adjustments to the Warrant Exercise Rate shall be made to the nearest whole multiple of 0.00001 (with 0.000005 being rounded upwards) share of common stock.
Notwithstanding anything to the contrary in the Warrant Agreement or the Warrants, (i) if the provisions of the Warrant Agreement shall require that an adjustment be made to the Warrant Exercise Rate in respect of any distribution or other relevant event, and the shares of common stock issuable in respect of any exercise are entitled to participate in such distribution or other relevant event, such adjustment shall not be given effect for the purpose of such exercise of Warrants and (ii) if the Exercise Date in respect of any exercise of Warrants falls on or after the Ex-Date for any Spin-Off and on or before the last day of the relevant Valuation Period, delivery of the shares of common stock issuable (or amount of cash payable, as applicable) pursuant to such exercise shall occur as soon as practicable after the last day of such Valuation Period.
Any adjustments described above shall be made successively whenever an event referred to therein shall occur.
Business Combinations and Reorganizations
In the event of a merger, consolidation, amalgamation, statutory share exchange or similar transaction that requires the approval of the Company’s shareholders (a “Business Combination”) or reclassification of common stock, other than a reclassification of common stock referred to in “Anti-dilution Adjustments” above, the right of a Warrant holder to receive common stock upon exercise of a Warrant will be converted into the right to exercise a Warrant to acquire, per each Warrant, the number of shares or other securities or property (including cash) that a number of shares of common stock equal to the Warrant Exercise Rate (in effect at the time of such Business Combination or reclassification) immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification (the amount of such shares, other securities or property in respect of a share of common stock being herein referred to as a “Unit of Reference Property”). If the Business Combination causes the common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the Unit of Reference Property into which the Warrants will be exercisable will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of common stock. The Company shall cause any successor entity in a Business Combination in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Warrant Agreement. Upon the occurrence of any such Business Combination, the Successor Entity shall succeed to, and be substituted for (so that, from and after the date of such Business Combination, the provisions of the Warrant Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Warrant Agreement and the Warrants.
Certain Definitions
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York or the Grand Duchy of Luxembourg are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York and the Grand Duchy of Luxembourg are generally open for use by customers on such day.
“Capital Stock” means (i) with respect to any person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any person that is not a corporation or company, any and all partnership or other equity interests of such person.
“Ex-Date” means, in connection with any issuance, dividend or distribution, the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of shares of common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by our board of directors, acting in good faith.
“Implied Per Share Exercise Price” in effect at any time means the Exercise Price ($1.95 per Warrant) divided by the Warrant Exercise Rate (currently 0.20313), the resulting price being rounded to the nearest whole multiple of $0.0001 (with $0.00005 being rounded upwards). For the avoidance of doubt, the current Implied Per Share Exercise Price is $9.5998 per Warrant.
“Last Reported Sale Price” means, with respect to the common stock (or other security), on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the last bid price and last ask price (or, if more than one in either case, the arithmetic average of the average last bid prices and the average last ask prices), regular way, of the common stock (or such other security, as the case may be) as reported in composite transactions for the Nasdaq Global Select Market on such day, without regard to after-hours or extended market trading, provided that if the common stock (or such other security, as the case may be) is not listed on the Nasdaq Global Select Market on any date of determination, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the common stock (or such other security, as the case may be) is so listed or quoted, or, if the common stock (or such other security, as the case may be) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the common stock (or such other security, as the case may be) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the Last Reported Sale Price of the common stock (or such other security, as the case may be) on that date shall mean the Fair Market Value per share of common stock (or such other security, as the case may be) as of such day.
“Trading Day” means any day on which the common stock (or other security) is traded on a Trading Market; provided that if, on the date in question, the common stock (or such other security) is not listed or quoted on a Trading Market, “Trading Day” means a Business Day.
“Trading Market” means any of the following markets or exchanges on which the common stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).
“VWAP” means, for any date, the price determined pursuant to the first of the following clauses that applies: (a) if the common stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the common stock for such date (or the nearest preceding date) on the principal Trading Market on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) the volume weighted average price of the common stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the common stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the common stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported, or (d) in all other cases, the fair market value of a share of common stock as determined by an independent appraiser selected in good faith by the Company in its sole discretion, the fees and expenses of which shall be paid by the Company.